PRICING SUPPLEMENT                                   PRICING SUPPLEMENT NO. 9 TO
(TO PROSPECTUS DATED NOVEMBER 22, 2000 AND  REGISTRATION STATEMENT NO. 333-49198
PROSPECTUS SUPPLEMENT                                     DATED OCTOBER 12, 2001
DATED NOVEMBER 27, 2000)                                          RULE 424(B)(3)

                                [ABN AMRO LOGO]
                                  $30,000,000
                               ABN AMRO BANK N.V.
                          MEDIUM-TERM NOTES, SERIES A
                            SENIOR FIXED RATE NOTES
                             ---------------------

          12.75% REVERSE EXCHANGEABLE SECURITIES DUE OCTOBER 17, 2002
                    LINKED TO COMMON STOCK OF CITIGROUP INC.

The Securities do not guarantee any return of principal at maturity. Instead, if the closing price of the shares of common stock of Citigroup Inc., which we refer to as the Underlying Shares, is below a certain level on the third business day prior to the maturity date, which we refer to as the determination date, we will exchange each Security for a predetermined number of Underlying Shares. THE MARKET VALUE OF THOSE SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

SECURITIES        12.75% Reverse Exchangeable Securities due October 17, 2002

PRINCIPAL AMOUNT  $30,000,000

UNDERLYING SHARES Common stock, par value $0.01 per share of Citigroup Inc.

INTEREST RATE     12.75% per annum, payable semi-annually in arrear on April 17,
                  2002 and October 17, 2002

ISSUE PRICE       100%

ORIGINAL
ISSUE DATE
(SETTLEMENT DATE) October 17, 2001

MATURITY DATE     October 17, 2002

INITIAL PRICE     $45.06 (the closing price per Underlying Share on October 12,
                  2001, the date we priced the Securities, subject to adjustment for certain corporate events affecting the Underlying Shares, which we describe in "Description of Securities -- Adjustment
                  Events").

STOCK REDEMPTION
AMOUNT 22.193 Underlying Shares for each $1,000 principal amount of the Securities, which is equal to $1,000 divided by the initial price.

DETERMINATION DATEThe third business day prior to the maturity date, subject to adjustment in certain circumstances which we describe in "Description of the Securities -- Determination Date".

PAYMENT AT MATURITY
                  The payment at maturity is based on the closing price of the Underlying Shares on the determination date.

                  - If the closing price per Underlying Share on the
                    determination date is at or above the initial price, we will pay the principal amount of each Security in cash.

                  - If the closing price per Underlying Share on the
                    determination date is below the initial price, we will deliver to you, in exchange for each $1,000 principal amount of the Securities, a number of Underlying Shares equal to the stock redemption amount.

                  - You will receive cash in lieu of fractional shares.

DENOMINATIONS     The Securities may be purchased in denominations of $1,000 and integral multiples thereof.

FORM OF SECURITIESThe Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

NO AFFILIATION WITH
CITIGROUP INC.    Citigroup Inc., which we refer to as Citigroup, is not an
                  affiliate of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of Citigroup. Investing in the Securities is not equivalent to investing in Citigroup common stock.

LISTING The Securities have been approved for listing on the American Stock Exchange LLC subject to official notice of issuance. The American Stock Exchange LLC symbol for the Securities is "REX.F".

THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.

You should read the more detailed description of the Securities in this Pricing Supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement", "Description of Securities" and "Taxation".

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE FULL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES BEING OFFERED WAS NOT PURCHASED BY INVESTORS IN THE OFFERING. ONE OR MORE OF OUR AFFILIATES HAS AGREED TO PURCHASE THE UNSOLD PORTION WHICH DOES NOT EXCEED $10,000,000 AND TO HOLD SUCH SECURITIES FOR INVESTMENT FOR A PERIOD OF AT LEAST 30 DAYS. SEE "HOLDING OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES" UNDER THE HEADING "RISK FACTORS".

This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.
                           PRICE $1,000 PER SECURITY

                                 PRICE TO       AGENTS'     PROCEEDS TO
                                  PUBLIC      COMMISSIONS     COMPANY
                                -----------   -----------   -----------
Per Security..................    $1,000       $17.50         $982.50
Total.........................  $30,000,000   $525,000      $29,475,000

                       ABN AMRO FINANCIAL SERVICES, INC.
ABN AMRO INCORPORATED
              FIRST INSTITUTIONAL SECURITIES, LLC
                             FIRST UNION SECURITIES, INC.
                                         H & R BLOCK FINANCIAL ADVISORS
                                                  LADENBURG THALMANN & CO., INC.
OCTOBER 12, 2001

     The Securities may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

     The Securities are securities (effecten) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995). The Securities may be offered in certain countries excluding The Netherlands. Any offer of these Securities, any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the Securities is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the Securities will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any Securities are offered.

     These restrictions shall cease to apply from the date on which the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) shall have granted a dispensation on the offering of the Securities pursuant to this Pricing Supplement and the accompanying Prospectus Supplement and the Prospectus.

     In this pricing supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V.

                                    SUMMARY

     The following summary answers some questions that you might have regarding the securities in general terms only. It does not contain all the information that may be important to you. You should read the summary together with the more detailed information that is contained in the rest of this Pricing Supplement and in the accompanying Prospectus and Prospectus Supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors". In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE THE SECURITIES?

     The Securities are interest paying, non-principal protected securities issued by us, ABN AMRO Bank N.V. The Securities are the medium-term notes of ABN AMRO Bank N.V. and have a maturity of one year. These Securities combine certain features of debt and equity by offering a fixed interest rate on the principal amount while the payment at maturity is determined based on the performance of the Underlying Shares. Therefore your principal is at risk.

WHY IS THE INTEREST RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

     The Securities offer a higher interest rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. This is because you, the investor in the Securities, indirectly sell a put option to us on the Underlying Shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher interest rate on the Securities.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

     The put option you indirectly sell to us creates the feature of exchangeability. If on the determination date, the closing price per Underlying Share is equal to or greater than the strike price of the put, which we call the initial price, you will receive $1,000 for each $1,000 principal amount of the Securities. If the closing price per Underlying Share on the determination date is less than the initial price, you will receive a fixed number of Underlying Shares, which we call the stock redemption amount. Because of this exchangeability of the Securities, and because we will determine whether you will receive cash or Underlying Shares by reference to the closing price of the Underlying Shares on the determination date, we call the Securities "reverse exchangeable securities".

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     The payment at maturity of the Securities will be based on the closing price of the Underlying Shares on the determination date which is the third business day prior to maturity, subject to adjustment in certain circumstances.

- If the closing price per Underlying Share on the determination date is at or above the initial price, we will pay the principal amount of each Security in cash.

- If the closing price per Underlying Share on the determination date is below the initial price, we will deliver to you, in exchange for each $1,000 principal amount of the Securities, the stock redemption amount.

HOW IS THE STOCK REDEMPTION AMOUNT CALCULATED?

     The stock redemption amount for each $1,000 principal amount of the Securities is equal to $1,000 divided by the initial price. The value of any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities, will be paid in cash.

WHAT INTEREST PAYMENTS CAN I EXPECT ON THE SECURITIES?

     The Securities pay interest at a rate of 12.75% per annum. The interest rate is fixed at issue and is payable semi-annually in arrear. This means that irrespective of whether the Securities are redeemed at maturity for cash or the stock redemption amount, you will be entitled to semi-annual interest payments on the full principal amount of the Securities you hold, payable in cash.

CAN YOU GIVE ME AN EXAMPLE OF THE PAYMENT AT MATURITY?

     If, for example, the initial price of the Underlying Shares were $40.00, then the stock redemption amount would be 25.000 Underlying Shares, or $1,000 divided by $40.00. If the closing price of the Underlying Shares on the determination date is $60 per share at maturity, you will receive $1,000 in cash for each $1,000 principal amount of the Securities. In addition, over the life of the Securities you would have received interest payments at a rate of 12.75% per annum. If the closing price of the Underlying Shares on the determination date is $10 per share at maturity, you will receive 25.000 Underlying Shares for each $1,000 principal amount of the Securities. In addition over the life of the Securities you would have received interest payments at a rate of 12.75% per annum. The market value of those Underlying Shares which we will deliver to you on the maturity date for each $1,000 principal amount of the Securities will be $250.00, which is less than the principal amount of $1,000 and you will have lost a portion of your initial investment. The value of any fractional shares you are entitled to receive after aggregating your total holdings of the Securities will be paid in cash.

     THIS EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY. WE WILL SET THE INITIAL PRICE (SUBJECT TO ADJUSTMENT PER CERTAIN CORPORATE EVENTS AFFECTING THE UNDERLYING SHARES) ON THE DATE WE PRICE THE SECURITIES. IT IS NOT POSSIBLE HOWEVER TO PREDICT THE MARKET PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE.

     In this Pricing Supplement, we have provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various closing prices of the Underlying Shares on the determination date.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

     You are not guaranteed to receive any return of principal at maturity. If the Underlying Shares close below the initial price on the determination date, we will deliver to you Underlying Shares. The market value of the Underlying Shares at the time you receive those shares will be less than the principal amount of the Securities and could be zero.

IS THERE A LIMIT TO HOW MUCH I CAN EARN OVER THE LIFE OF THE SECURITIES?

     Yes. The amount payable under the terms of the Securities will never exceed the principal amount of the Securities payable at maturity plus interest payments you earn over the life of the Securities.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING SHARES OVER THE LIFE OF THE SECURITIES?

     No. The amount paid at maturity for each $1,000 principal amount of the Securities will not exceed $1,000. If the closing price of the Underlying Shares on the determination date is equal to or exceeds the initial price, you will not receive the Underlying Shares or any other asset equal to the value of the Underlying Shares. Instead, you will receive the principal amount of the Securities. As a result, if the Underlying Shares have appreciated above their closing price level on October 12, 2001, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE

PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

     You can purchase Securities in $1,000 denominations or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

     Although they are not required to do so, our affiliates currently intend to act as market makers for the Securities when this offering is complete. Our affiliates may stop making a market in the Securities at any time.

     In addition, the Securities have been approved for listing on the American Stock Exchange LLC subject to official notice of issuance. You should note, however, that even though the Securities have been approved for listing, it is not possible to predict whether the Securities will trade in the secondary markets. Accordingly, you should be willing to hold your Securities until the maturity date.

TELL ME MORE ABOUT ABN AMRO BANK N.V.

     We are a banking group offering a wide range of commercial and investment banking products and services on a global basis through our network of approximately 3,600 offices and branches in 74 countries and territories. We are one of the largest banking groups in the world, with total consolidated assets of EUR 543.2 billion at December 31, 2000. In addition to being the largest banking group based in The Netherlands, we also have a substantial presence in the United States, as one of the largest foreign banking groups based on total assets held in the country. We also have a significant presence in Brazil, which together with The Netherlands and the Midwestern United States, is one of the our three "home" markets.

DO YOU HAVE PRIOR EXPERIENCE IN ISSUING REVERSE EXCHANGEABLE SECURITIES?

     Over the past three years we have issued over $3 billion of reverse exchangeable securities to individual investors throughout Europe and Asia. With over 100 issues to date, each offering has ranged from $5 million to in excess of $175 million. Our previous reverse exchangeable security issues have had, as the underlying shares, the stock of a variety of large corporations which are listed on exchanges around the world.

WHERE CAN I FIND OUT MORE ABOUT CITIGROUP?

     Because the Underlying Shares are registered under the Exchange Act, Citigroup is required to periodically file certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Shares" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Shares and other important information. The historical high and low closing prices of the Underlying Shares since 1998 are set forth under the heading "Public Information Regarding the Underlying Shares" in this Pricing Supplement.

WHO WILL DETERMINE THE CLOSING PRICE PER UNDERLYING SHARE ON THE DETERMINATION DATE?

     We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for the Chase Manhattan Bank, the trustee for the Securities. As calculation agent, AAI will determine the closing price of the Underlying Shares on the determination date and the stock redemption amount. The calculation agent may adjust the initial price of the Underlying Shares which we describe in the section called "Description of Securities -- Adjustment Events."

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

- seek a higher interest rate than the current dividend yield on the Underlying Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating;

- are willing to accept the risk of owning equity in general and the Underlying Shares in particular and the risk that they could lose their entire investment; and

- do not expect to participate in any appreciation in the price of the Underlying Shares.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities.

     Some selected risk considerations include:

- Credit Risk. Because you are purchasing a security from us, you are assuming our credit risk.

- Principal Risk. The Securities are not principal protected, which means there is no guaranteed return of principal. If the market price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you a fixed number of Underlying Shares with a market value less than the principal amount of the Securities you hold, which value may be zero.

- Market Risk. The value of the Securities in the secondary market will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read the "Description of Securities" in this Pricing Supplement for a detailed description of the terms of the Securities. The Securities are senior notes issued as part of our Series A medium-term note program. The Securities will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. You can find a general description of our Series A medium-term note program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

     You may contact our principal executive offices at Gustav Mahleraan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (31-20) 628-9393.

               HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN
                         OF THE SECURITIES AT MATURITY

     The following table sets out the total return of a Security at maturity, based on various closing prices for the Underlying Shares on the determination date after giving effect to the assumptions outlined below. The information in the table is based on hypothetical market values for the Underlying Shares. We cannot predict the market price of the Underlying Shares on the determination date. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                   $45.06 (the closing price on October 12, 2001,
                                   the date we priced the Securities; the
                                   initial price and consequently the stock redemption amount is subject to change as described under "Description of
                                   Securities -- Adjustment Events")

Annual Interest on the
Securities:                      12.75%

Term of the Securities:          12 months

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  TOTAL RETURN
    ASSUMED                                                 TWO
   CITIGROUP                   VALUE OF                 SEMI-ANNUAL
  STOCK PRICE                 PAYMENT AT                 INTEREST                  ------------------------------------------
  AT MATURITY                MATURITY(A)                 PAYMENTS                       $                         %
-------------------------------------------------------------------------------------------------------------------------------
         $45.06+                  $1,000.00                   $127.50                   $1,127.50                  12.75%
         $45.06                   $1,000.00                   $127.50                   $1,127.50                  12.75%
         $42.81                   $  950.00                   $127.50                   $1,077.50                   7.75%
         $40.55                   $  900.00                   $127.50                   $1,027.50                   2.75%
         $39.31                   $  872.50                   $127.50                   $1,000.00                   0.00%
         $38.30                   $  850.00                   $127.50                   $  977.50                  -2.25%
         $30.00                   $  665.78                   $127.50                   $  793.28                 -20.67%
         $20.00                   $  443.85                   $127.50                   $  571.35                 -42.86%
         $10.00                   $  221.93                   $127.50                   $  349.43                 -65.06%
         $ 0.00                   $    0.00                   $127.50                   $  127.50                 -87.25%
-------------------------------------------------------------------------------------------------------------------------------

-------------------------
(a) Based on the assumptions set forth above, if the price of an Underlying Share is $40.00 or more, the payment at maturity will be made in cash. If the price of an Underlying Share is less than $40.00, the payment at maturity will be made in Underlying Shares.

                                  RISK FACTORS

     The Securities are not secured debt and are riskier than ordinary debt securities. There is no guaranteed return of principal. Investing in the Securities is not the equivalent of investing directly in the Underlying Shares. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity if the market price of the Underlying Shares on the determination date is less than the initial price. In such an event, we will exchange each Security for a number of Underlying Shares equal to $1,000 divided by the initial price as determined by the calculation agent. If, therefore, the market price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you a number of Underlying Shares with a market value less than the principal amount of the Securities and which may be zero. You cannot predict the future performance of the Underlying Shares based on its historical performance. Accordingly, you could lose some or all of the amount you invest in the Securities.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The amount paid at maturity of the Securities in cash or Underlying Shares will not exceed the principal amount of the Securities. If the market price of the Underlying Shares on the determination date is equal to or exceeds the initial price, you will not receive Underlying Shares or any other asset equal to the value of the Underlying Shares. Instead, you will receive the principal amount of the Securities. As a result, if the Underlying Shares have appreciated above their price level at October 12, 2001, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. There may be little or no secondary market for the Securities. Although the Securities have been approved for listing on the American Stock Exchange LLC subject to official notice of issuance, it is not possible to predict whether the Securities will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Our affiliates currently intend to act as market makers for the Securities but they are not required to do so. Our affiliates may stop making a market in the Securities at any time. In addition, to the extent the full principal amount of the Securities being offered is not purchased by investors in the offering, one or more of our affiliates have agreed to purchase the unsold portion for its own investment. Such affiliate or affiliates intend to hold the Securities for at least 30 days after the issue date, which may affect the supply of Securities available for secondary trading.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to the holders of the Securities on the maturity date.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     - the market price of the Underlying Shares;

     - the volatility (frequency and magnitude of changes) in the price of the Underlying Shares;

     - the dividend rate on the Underlying Shares. While dividend payments on the Underlying Shares, if any, are not paid to holders of the Securities, such payments may have an influence on the market price of the Underlying Shares and therefore on the Securities;

     - interest and yield rates in the market;

     - economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the market price of the Underlying Shares and/or the Securities;

     - the time remaining to the maturity of the Securities; and

     - our creditworthiness.

     Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the market price of the Underlying Shares is at, below, or not sufficiently above the initial price.

AN INCREASE IN THE VALUE OF THE UNDERLYING SHARES WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

     Owning the Securities is not the same as owning the Underlying Shares. Accordingly, the market value of your Securities may not have a direct relationship with the market price of the Underlying Shares, and changes in the market price of the Underlying Shares may not result in a comparable change in the market value of your Securities. If the price per Underlying Share increases above the initial price, the market value of the Securities may not increase. It is also possible for the price of the Underlying Shares to increase while the market price of the Securities declines.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN THE UNDERLYING SHARES HELD BY US

     We and other affiliates may carry out activities that minimize our risks related to the Securities, including trading in the Underlying Shares. In particular, on the date of this pricing supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Securities by taking positions in options contracts on Underlying Shares listed on major securities markets and positions in other instruments that we deemed appropriate in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of the Underlying Shares. Our purchase activity could potentially have increased the price of the Underlying Shares, and therefore effectively have increased the level below which a decline in the Underlying Shares would cause us to deliver to you at maturity a number of Underlying Shares with a value less than the principal amount of your Securities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling

Underlying Shares, options contracts on Underlying Shares listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of the Underlying Shares, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities and it is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading the Underlying Shares and other investments relating to Citigroup on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of the Underlying Shares and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with Citigroup or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of the Underlying Shares.

     The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Underlying Shares acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Underlying Shares for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Underlying Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Underlying Shares that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN THE UNDERLYING SHARES

     As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Underlying Shares would have.

     Because we and our affiliates are not affiliated with Citigroup, we have no ability to control or predict the actions of Citigroup, including any corporate actions of the type that would require the calculation agent to adjust the initial price and consequently the stock redemption amount, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting Citigroup. CITIGROUP IS NOT INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO CITIGROUP.

INFORMATION REGARDING CITIGROUP

     Neither we nor any of our affiliates assumes any responsibility for the adequacy of the information about Citigroup contained in this pricing supplement or in any of Citigroup's publicly available filings. As an investor in the Securities, you should make your own investigation into Citigroup. ABN AMRO BANK N.V. AND ITS AFFILIATES HAVE NO AFFILIATION WITH CITIGROUP, AND ARE NOT RESPONSIBLE FOR CITIGROUP'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE. We do not have any non-public information about Citigroup as of the date of this pricing supplement although we or our subsidiaries may currently or from time to time engage in business with Citigroup, including extending loans to, or making equity investments in, or providing investment advisory services to, Citigroup, including merger and acquisition advisory services.

LIMITED ANTIDILUTION PROTECTION

     AAI, as calculation agent, will adjust the initial price and consequently the stock redemption amount for certain events affecting the Underlying Shares, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the Underlying Shares. For example, the calculation agent is not required to make any adjustments if Citigroup or anyone else makes a partial tender or partial exchange offer for the Underlying Shares. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF THE UNDERLYING SHARES PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

     One or more of our affiliates has agreed to purchase for investment any portion of the Securities that has not been purchased in this offering, which they intend to hold for a period of at least 30 days. As a result, upon completion of this offering, our affiliates may own a large percentage of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In this case, our affiliates may have the ability to control matters submitted to the holders of Securities for approval, including, for example, certain rights under the Indenture upon an event of default as described in the accompanying Prospectus under the heading "Description of Debt Securities -- Events of Default."

     In addition, if a substantial portion of the Securities held by our affiliates were to be sold in the secondary market following this offering, the market price of the Securities may fall. The negative effect of such sales on the price of the Securities could be more pronounced if secondary trading in the Securities is limited or illiquid.

POTENTIAL CONFLICTS OF INTEREST BETWEEN SECURITYHOLDERS AND THE CALCULATION
AGENT

     As calculation agent, AAI will calculate the payout to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in the Underlying Shares, as well as in other instruments related to the Underlying Shares. AAI and some of our other affiliates also trade the Underlying Shares on a regular basis as part of their general broker-dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of the Underlying Shares and, accordingly, could effect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled "Taxation" in this pricing supplement. You should consult your tax advisor about your own situation.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission (the "Commission") allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this pricing supplement is considered to be part of this pricing supplement. Because we are incorporating by reference future filings with the Commission, this pricing supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this pricing supplement. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded. This pricing supplement incorporates by reference the documents listed below and any future filings we make with the Commission (including any Form 6-K's we subsequently file with the SEC and specifically incorporate by reference into this pricing supplement) under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we complete our offering of the securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these securities:

          (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. for the year ended December 31, 2000;

          (b) the Report on Form 6-K dated May 16, 2001 (press release of ABN AMRO Holding N.V. announcing the financial results for the first quarter of the year 2001); and

          (c) the Report on Form 6-K dated August 17, 2001 (press release of ABN AMRO Holding N.V. announcing the financial results for the second quarter of the year 2001).

          (d) the Report on Form 6-K dated September 28, 2001 (press release of ABN AMRO Holding N.V. announcing the reconciliation of net profit and Shareholder's Equity under the U.S. G.A.A.P. for the first half of the year
     2001).

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628
3842).

               PUBLIC INFORMATION REGARDING THE UNDERLYING SHARES

     According to publicly available documents, Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers in over 150 countries and territories. Citigroup's activities are conducted through Global Consumer, Global Corporate, Global Investment Management and Private Banking, and Investment Activities.

     The Underlying Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to periodically file certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Citigroup pursuant to the Exchange Act can be located by reference to Commission file number 1-09924. In addition, information regarding Citigroup may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING SHARES OR OTHER SECURITIES OF CITIGROUP. WE HAVE DERIVED ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING CITIGROUP FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER WE NOR THE AGENTS HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO CITIGROUP IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR THE AGENTS MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING CITIGROUP ARE ACCURATE OR COMPLETE. FURTHERMORE, WE CANNOT GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING SHARES (AND THEREFORE THE INITIAL PRICE AND THE STOCK REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING CITIGROUP COULD AFFECT THE VALUE RECEIVED ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES.

     NEITHER WE NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE UNDERLYING SHARES.

     We and/or our subsidiaries may presently or from time to time engage in business with Citigroup, including extending loans to, or making equity investments in, or providing advisory services to, Citigroup, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Citigroup and, in addition, one or more of our affiliates may publish research reports with respect to Citigroup. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. As a prospective purchaser of a Security, you should undertake such independent investigation of Citigroup as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

     The following table sets forth the published high and low closing prices of the Underlying Shares since 1998. We obtained the closing prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of the Underlying Shares as an indication of future performance. We cannot give any assurance that the price of the Underlying Shares will not decrease, such that we will deliver Underlying Shares at maturity.

                     PERIOD                          HIGH        LOW       CLOSING PRICE
                     ------                        --------    --------    -------------
1998
  First Quarter..................................  $31.6875    $22.5625      $30.0000
  Second Quarter.................................  $36.7500    $29.5625      $30.3125
  Third Quarter..................................  $36.4888    $18.5625      $18.7500
  Fourth Quarter.................................  $26.6250    $14.2500      $24.8438
1999
  First Quarter..................................  $33.2188    $24.5000      $31.9375
  Second Quarter.................................  $38.8125    $30.0938      $35.6250
  Third Quarter..................................  $38.2031    $30.8906      $33.0000
  Fourth Quarter.................................  $43.6875    $31.5469      $41.7656
2000
  First Quarter..................................  $46.7813    $35.3438      $44.9063
  Second Quarter.................................  $50.7188    $42.0000      $45.1875
  Third Quarter..................................  $59.1250    $45.4219      $54.0625
  Fourth Quarter.................................  $57.1250    $44.5000      $51.0625
2001
  First Quarter..................................  $57.3750    $39.0000      $44.9800
  Second Quarter.................................  $53.7500    $41.4000      $52.8400
  Third Quarter..................................  $53.7300    $34.5100      $40.5000
  Fourth Quarter (through October 12, 2001)......  $46.0000    $40.5000      $45.0600

     We make no representation as to the amount of dividends, if any, that Citigroup will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

                           DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $1,000 principal amount of our 12.75% Reverse Exchangeable Securities due October 17, 2002, linked to the common stock of Citigroup.

Principal Amount:.............   $30,000,000

Underlying Shares.............   The common stock of Citigroup Inc.
                                 ("Citigroup"), par value $0.01 per share.

Original Issue Date
(Settlement Date).............   October 17, 2001

Issue Price...................   100%

Initial Price.................   $45.06 (the closing price per Underlying Share
                                 when we priced the Securities on October 12,
                                 2001) divided by the exchange factor.

Maturity Date.................   October 17, 2002

Specified Currency............   U.S. Dollars

CUSIP.........................   00079FAG7

Denominations.................   The Securities may be purchased in
                                 denominations of $1,000 and integral multiples thereof.

Interest Rate.................   12.75% per annum, payable semi-annually in
                                 arrear on April 17, 2002 and October 17, 2002, which shall represent (a) an interest coupon of 2.60% per annum and (b) an option premium of 10.15% per annum.

Payment at Maturity...........   At maturity, we will pay or deliver for each
                                 $1,000 principal amount of Securities, either
                                 (i) a cash payment equal to $1,000, if the determination price on the determination date of the Underlying Shares is at or above the initial price, or (ii) a number of Underlying
                                 Shares equal to the stock redemption amount, if the determination price on the determination date of the Underlying Shares is lower than the initial price. We will pay cash in lieu of delivering fractional Underlying Shares in an amount equal to the corresponding fractional closing price of the Underlying Shares as determined by the calculation agent on the determination date.

Stock Redemption Amount.......   The calculation agent will determine the stock
                                 redemption amount on the determination date by dividing $1,000 by the initial price of the Underlying Shares. The initial price and consequently the stock redemption amount may be adjusted for certain corporate events affecting
                                 Citigroup. The interest payment on the
                                 Securities will not be converted into
                                 Underlying Shares at maturity.

Determination Date............   The third business day prior to the maturity
                                 date, or if such day is not a trading day, the immediately succeeding trading day; provided that the determination date shall be no later than the second scheduled trading day preceding the maturity date, notwithstanding the occurrence of a market disruption event on such second scheduled trading day.

Determination Price...........   The closing price per Underlying Share on the
                                 determination date, as determined by the calculation agent.

Closing Price.................   If the Underlying Shares (or any other security
                                 for which a closing price must be determined) are listed on a U.S. securities exchange registered under the Exchange Act, are securities of The Nasdaq National Market or are included in the OTC Bulletin Board Service, which we refer to as the OTC Bulletin Board, operated by the National Association of Securities Dealers, Inc., the closing price for one Underlying Share (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, in the principal trading session on such day on the principal securities exchange on which the Underlying Shares (or any such other security) are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if the Underlying Shares (or other such security) are listed or admitted to trading on such securities exchange), the last reported sale price in the principal trading session on the over-the-counter market as reported on The
                                 Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the closing price for any Trading Day shall be the mean, as determined by the calculation agent, of the bid prices for the Underlying Shares (or any such other security) obtained from as many dealers in such security (which may include AAI or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the calculation agent. A
                                 "security of The Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the calculation agent,
                                 on which trading is generally conducted on the New York Stock Exchange, the American Stock
                                 Exchange LLC, the Nasdaq National Market, the
                                 Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States, and on which a market disruption event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry

Trustee.......................   The Chase Manhattan Bank

Agents........................   In addition to AAI, we have appointed ABN AMRO
                                 Financial Services, Inc. ("AAFS"), First
                                 Institutional Securities LLC, First Union
                                 Securities, Inc., H & R Block Financial
                                 Advisors and Ladenburg Thalmann & Co., Inc., as agents for this offering. AAI and AAFS are wholly owned subsidiaries of the Bank. AAI and AAFS will conduct this offering in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of the Securities, AAI and AAFS may offer and sell those securities in the course of their business as broker-dealers. AAI and AAFS may act as principals or agents in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. AAI and AAFS may use this Prospectus Supplement and the accompanying Prospectus and Prospectus
                                 Supplements in connection with any of those transactions. AAI and AAFS are not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Market Disruption Event.......   Means, with respect to the Underlying Shares:

                                 (i)  a suspension, absence or material
                                      limitation of trading of the Underlying
                                      Shares on the primary market for the
                                      Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

                                 (ii) a determination by the calculation agent
                                      in its sole discretion that the event
                                      described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                                 For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange; (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a market disruption event; (3) limitations pursuant to New York Stock Exchange Inc. Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange Inc., any other self-regulatory organization or the Commission of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in an options contract on the Underlying Shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the Underlying Shares; and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                                 The calculation agent shall as soon as
                                 reasonably practicable under the circumstances notify us, the trustee, the Depository Trust Company and the Agents of the existence or occurrence of a market disruption event on any day that but for the occurrence or existence of a market disruption event would have been the determination date.

Exchange Factor...............   The exchange factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See
                                 "Adjustment Events" below.

Adjustment Events.............   The exchange factor or the amounts paid at
                                 maturity will be adjusted as follows:

                                 1. If the Underlying Shares are subject to a
                                    stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

                                 2. If the Underlying Shares are subject (i) to
                                    a stock dividend (issuance of additional
                                    Underlying Shares) that is given ratably to all holders of the Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of Citigroup, then once the dividend has become effective and the Underlying Shares are trading ex-dividend, the exchange factor will be adjusted so that the new exchange factor shall equal the prior exchange factor plus the product of (i) the number of shares issued with respect to one Underlying Share and (ii) the prior exchange factor.

                                 3. There will be no adjustments to the exchange
                                    factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares other than Extraordinary Dividends as described below. A cash dividend or other distribution with respect to the Underlying Shares will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                    Dividend for the Underlying Shares by an amount equal to at least 10% of the closing price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to the Underlying Shares, the exchange factor with respect to the Underlying Shares will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange factor will equal the product of (i) the then current exchange factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Underlying Shares will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                    Dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Underlying Shares described in clause (i), clause (iv) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall not cause an adjustment to the exchange factor pursuant to this paragraph 3.

                                4. If Citigroup issues rights or warrants to all
                                   holders of the Underlying Shares to subscribe for or purchase the Underlying Shares at an exercise price per share less than the closing price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the exchange factor will be adjusted to equal the product of the prior exchange factor and a fraction, the numerator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares which the aggregate offering price of the total number of Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

                                 5. If (i) there occurs any reclassification or
                                    change with respect to the Underlying
                                    Shares, including, without limitation, as a result of the issuance of any tracking stock by Citigroup; (ii) Citigroup or any surviving entity or subsequent surviving entity of Citigroup (an "Citigroup Successor") has been subject to a merger, combination or consolidation and is not the surviving entity; (iii) any statutory exchange of securities of Citigroup or any Citigroup Successor with another corporation occurs (other than pursuant to clause (ii) above);

                                    (iv) Citigroup is liquidated; (v) Citigroup issues to all of its shareholders equity securities of an issuer other than Citigroup (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event"); or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding Underlying Shares (any such event in clauses
                                    (i) through (vi) a "Reorganization Event"), each holder of Securities will receive at maturity, in respect of each $1,000 principal amount of each Security, securities, cash or any other assets distributed to holders of the Underlying Shares in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified Underlying Shares and, in the case of a Spin-off Event, the Underlying Shares with respect to which the spun-off security was issued (collectively, the "Exchange Property") or at our option, cash, in an amount with a value equal to the lesser of: (a) $1,000 and
                                    (b) the product of the stock redemption
                                    amount times the Transaction Value. If
                                    Exchange Property consists of more than one type of property, holders of Securities will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per Underlying Share; (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent, as of the date of receipt, of such Exchange Property received for each Underlying Share; and (iii) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5 above.

                                    For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                    No adjustments to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect. The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                    No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above. However, we may, at our sole discretion, cause the calculation agent to make additional changes to the exchange factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Underlying Shares (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the market price or the closing price of the Underlying Shares, including, without limitation, a partial tender or partial exchange offer for the Underlying Shares.

                                    The calculation agent shall be solely
                                    responsible for the determination and
                                    calculation of any adjustments to the
                                    exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                    The calculation agent will provide
                                    information as to any adjustments to the exchange factor or method of calculating the exchange factor upon written request by any holder of the Securities.

Alternate Exchange Calculation
in case of an Event of
Default.......................   In case an Event of Default with respect to the
                                 Securities shall have occurred and be
                                 continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as calculation agent, and shall be equal to the principal amount of the Security plus any accrued interest to, but not including, the date of acceleration.

Calculation Agent.............   AAI. All determinations made by the calculation
                                 agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts............   We will, subject to certain exceptions and
                                 limitations set forth below, pay such
                                 additional amounts (the "Additional Amounts") to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation or any jurisdiction from or through which any amount is paid by us or a successor corporation, will not be less than the amount provided for in the Securities to be then due and payable. We will not, however, be required to make any payment of Additional Amounts to any such holder for or on account of:

                                 (a) any such tax, assessment or other
                                     governmental charge that would not have
                                     been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and The Netherlands and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where presentation is required, by the holder of a Securities for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

                                 (b) any estate, inheritance, gift, sales,
                                     transfer or personal property tax or any similar tax, assessment or governmental charge;

                                 (c) any tax, assessment or other governmental
                                     charge that is payable otherwise than by withholding from payments on or in respect of the Securities;

                                 (d) any tax, assessment or other governmental
                                     charge required to be withheld by any
                                     paying agent from any payment of principal of, or supplemental redemption amount on, the Securities, if such payment can be made without such withholding by presentation of the Securities to any other paying agent;

                                 (e) any tax, assessment or other governmental
                                     charge that would not have been imposed but for a holder's failure to comply with a request addressed to the holder or, if different, the beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of a Securities, if such compliance is required by statute or by regulation of The Netherlands (or other relevant jurisdiction), or of any political subdivision or taxing authority thereof or therein, as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

                                 (f) any combination of items (a), (b), (c), (d)
                                     or (e); nor shall Additional Amounts be
                                     paid with respect to any payment on the
                                     Securities to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or other relevant jurisdiction), or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Securities.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. See also "Risk Factors -- Potential Conflicts of Interest; No Security Interest in the Underlying Shares Held by Us" in this pricing supplement and "Use of Proceeds" in the accompanying Prospectus.

                                 ERISA MATTERS

     We and certain of our affiliates, including AAI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which AAI or any of its affiliates is a service provider, unless the Securities are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the Securities may be eligible for one of the exemptions noted below if such acquisition:

          (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

          (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

          (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

          (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) that is not subject to the provisions of Section 401 of the Code;

          (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

          (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that has issued an insurance policy to such plan or assets of an entity in which the plan has invested. If you are a pension or other employee benefit plan, you should consult your legal advisor regarding the application of ERISA and the Code.

                                    TAXATION

     The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of Securities should consult their tax advisers as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

UNITED STATES FEDERAL INCOME TAXATION

     The following discussion is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to U.S. Holders (as defined below) who purchase the Securities at initial issuance for the stated principal amount and who will hold the Securities and each Component (as defined below) as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described in this discussion. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to you in light of your individual circumstances or if you are subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold Securities as a part of a hedging transaction, straddle, conversion or other integrated transaction).

     As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     As used herein, you are a "U.S. Holder" if you are an owner of Securities that meets (for U.S. federal income tax purposes) any one of the following criteria:

     - a citizen or resident of the United States;

     - a corporation organized under the laws of the United States or any political subdivision thereof; or

     - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

GENERAL

     Pursuant to the terms of the Securities, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as consisting of the following components (the "Components"):

     - a put option (the "Put Option") that requires the holder of the Security to buy the Underlying Shares from us for an amount equal to the Deposit (as defined below) if the determination price is lower than the initial price; and

     - a deposit with us of cash, in an amount equal to the principal amount of a Security (the "Deposit"), to secure the holder's potential obligation to purchase the Underlying Shares.

     Under this characterization a portion of the stated interest payments on a Security is treated as interest on the Deposit, and the remainder is treated as attributable to the holder's sale of the Put Option to us (the "Put Premium"). Based on our judgment as to, among other things, our normal borrowing cost and the value of the Put Option, we have determined that annual payments equaling 2.60% of the stated principal amount of a Security constitutes interest on the Deposit and 10.15% constitutes Put Premium.

     The treatment of the Securities described above is not binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.

     TAX COUNSEL HAS ADVISED US THAT IT IS REASONABLE TO ADOPT THE TREATMENT OF THE SECURITIES DESCRIBED ABOVE. NONETHELESS, TAX COUNSEL IS UNABLE TO RENDER AN OPINION AS TO WHETHER SUCH TREATMENT WILL BE RESPECTED DUE TO THE ABSENCE OF AUTHORITIES THAT DIRECTLY ADDRESS INSTRUMENTS SIMILAR TO THE SECURITIES. AS A RESULT, SIGNIFICANT ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE NOT CERTAIN, AND NO ASSURANCE CAN BE GIVEN THAT THE IRS OR A COURT WILL AGREE WITH THE CHARACTERIZATION DESCRIBED IN THIS DISCUSSION. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE SECURITIES) AND WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION IS BASED ON THE TREATMENT AND THE ALLOCATION DESCRIBED ABOVE.

TAX TREATMENT OF THE SECURITIES

     Assuming the characterization of the Securities as set forth above, the following U.S. federal income tax consequences should result.

     Semi-Annual Payments on the Securities. The Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable U.S. Treasury Regulations, the Deposit will be treated as being issued at a discount, the amount of which will equal the semi-annual payments attributable to interest on the Deposit. A cash method U.S. Holder is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so. A cash method U.S. Holder who does not make this election should include the portion of the semi-annual payments on the securities attributable to the Deposit as income upon their receipt. U.S. Holders who so elect and certain other Holders, including those who report income on an accrual method of accounting for U.S. federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless they make an election to accrue the discount according to a constant yield method based on daily compounding.

     A Holder who is not required and who does not elect to include the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Securities in an amount not exceeding the accrued interest until it is included in income.

     In the case of a Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the Deposit upon the sale, exchange or retirement (including upon maturity) of the Securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) not previously included in income through the date of sale, exchange or retirement.

     Receipt of the Put Premium will not be taxable to you upon receipt.

     Exercise or Expiration of the Put Option. If the Put Option expires unexercised (i.e., a cash payment of the principal amount of the Securities is made), you will recognize in respect of the Put Option the total Put Premium received as short term capital gain at such time.

     In the event that the Put Option is exercised (i.e., the final payment on the Securities is paid in Underlying Shares), you will not recognize any gain or loss in respect of the Put Option (other than in respect of cash received in lieu of fractional shares), and you will have an adjusted tax basis in any Underlying Shares received equal to:

     - the Deposit minus

     - the total Put Premium received.

     Your holding period for any Underlying Shares you receive will start on the day after the delivery of the Underlying Shares.

     In the event that we deliver cash in lieu of fractional Underlying Shares, a U.S. Holder will generally recognize a short-term capital gain or loss in an amount equal to the difference between:

     - the amount of cash you receive in respect of such shares; and

     - your basis in the fractional shares (as determined in the manner described above).

     Sale or Exchange of the Securities.

     Upon a sale of your Securities for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option on the basis of their respective values on the date of the sale. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between:

     - the amount apportioned to the Deposit; and

     - your adjusted U.S. federal income tax basis in the Deposit (which will generally be equal to the principal amount of your Securities as an initial purchaser of your Securities increased by the amount of any income recognized in connection with the payments attributable to the Deposit and decreased by the amount of any payments made that are attributable to the Deposit).

     Except to the extent attributable to accrued discount with respect to the Deposit, which will be taxed as described above under "-- Semi-Annual Payments on the Securities," such gain or loss will be short-term capital gain or loss. The amount of cash that you receive that is apportioned to the Put Option (together with the total Put Premium previously received) will be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Securities is in excess of the amount you receive upon such sale, you will be treated as having made a payment to the purchaser equal to the amount of such excess in order to assume your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss in an amount equal to the difference between the total Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the amount apportioned to the Deposit in determining your gain or loss in respect of the Deposit.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE SECURITIES

     Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. A successful assertion of an alternate characterization of the securities by the IRS could affect the timing and the character of the income or loss with respect to the Securities. It is possible, for instance, the entire coupon on the Securities could be treated as ordinary income. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     You may be subject to information reporting and to backup withholding on amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     Non-United States Holders

     If you are not a United States Holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

DUTCH TAX CONSIDERATIONS

     The following is a general summary of the Dutch taxes discussed as at the date hereof in relation to payments made under the Securities. It is not exhaustive and holders of the Securities who are in doubt as to their tax position should consult their professional advisers.

     (a) All payments of principal and interest by us in respect of the Securities can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

     (b) A holder of a Security or a holder of an Underlying Share who derives income from a Security or an Underlying Share respectively or who realises a gain on the disposal or redemption of a Security or an Underlying Share respectively will not be subject to Dutch taxation on income or capital gains unless:

          (i) the holder is, or is deemed to be, resident in The Netherlands or has elected to be treated as a Dutch resident for Dutch income tax purposes; or

          (ii) such income or gain is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands; or

          (iii) the holder has, directly or indirectly, a substantial interest or a deemed substantial interest in us and/or Citigroup and such interest or the Security or Underlying Shares do not form part of the assets of an enterprise; or

          (iv) if the holder is an individual, such income or gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Individual holders resident or deemed to be resident in The Netherlands or who have elected to be treated as a Dutch resident holder for Dutch tax purposes are subject to Dutch income tax on a deemed return regardless of actual income derived from a Security or an Underlying Share or gain or loss realised upon disposal or redemption of a Security or an Underlying Share, provided that the Security or Underlying Share is a portfolio investment and not held in the context of any business or substantial interest.

     The deemed return amounts to 4% of the average value of the holder's net assets in the relevant fiscal year (including the Securities or the Underlying Shares). The average value of the holder's net assets in a fiscal year is equal to the sum of the value of the net assets at the beginning of the fiscal year and at the end of the fiscal year divided by two. Taxation only occurs to the extent the average value of the holder's net assets exceeds the "exempt net asset amount" (heffingsvrij vermogen) which is, for the year 2001, in principle EUR 17,600. The deemed return is reduced by the portion of the personal allowances on annual income the holder is entitled to. As so reduced, the deemed return shall be taxed at a rate of 30%.

     If the Underlying Shares are delivered upon redemption of the Securities, dividends paid on these shares to a holder, who is an individual resident or deemed to be resident in The Netherlands will be subject to U.S. dividend withholding tax at a US domestic tax rate of 30%. The US dividend withholding tax rate may be reduced to 15% under the provisions of the Convention between the United States of America and the Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income. Such holders are entitled to credit any US withholding tax on the dividends against Dutch income tax payable.

     (c) Dutch gift, estate or inheritance taxes will not be levied on the occasion of the transfer of a Security or Underlying Share by way of gift, or on the death of a holder of a Security or Underlying Share unless:

          (i) the holder is, or is deemed to be, resident in The Netherlands; or

          (ii) the transfer is construed as a gift or as an inheritance made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be, resident in The Netherlands; or

          (iii) such Security or Underlying Share is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands.

     (d) There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty other than court fees payable in The Netherlands in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgement in the courts of The Netherlands) of the Securities or Underlying Shares or the performance of our obligations under the Securities.

     (e) A holder of a Security or a holder of an Underlying Share will not become resident or deemed to be resident in The Netherlands by reason only of the holding of the Security or an Underlying Share or the execution, performance, delivery and/or enforcement of the Security or an Underlying Share.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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TABLE OF CONTENTS
PRICING SUPPLEMENT

                                                  PAGE
                                                  -----
Summary of Pricing Supplement...................   PS-3
Hypothetical Sensitivity Analysis of Total
  Return of the Securities at Maturity..........   PS-7
Risk Factors....................................   PS-8
Incorporation of Documents by Reference.........  PS-12
Public Information Regarding the Underlying
  Shares........................................  PS-13
Description of Securities.......................  PS-15
Use of Proceeds.................................  PS-25
ERISA Matters...................................  PS-25
Taxation........................................  PS-26

PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                  -----
About This Prospectus...........................    S-2
Foreign Currency Risks..........................    S-3
Description of Notes............................    S-5
The Depositary..................................   S-27
Series A Notes Offered on a Global Basis........   S-27
United States Federal Taxation..................   S-31
Plan of Distribution............................   S-42
Legal Matters...................................   S-44

PROSPECTUS

                                                  PAGE
                                                  -----
About This Prospectus...........................      2
Where You Can Find Additional Information.......      3
Consolidated Ratio of Earnings to Fixed
  Charges.......................................      5
ABN AMRO Bank N.V...............................      6
Use of Proceeds.................................      7
Description of Debt Securities..................      8
Form of Securities..............................     14
Plan of Distribution............................     19
Legal Matters...................................     20
Experts.........................................     20
ERISA Matters for Pension Plans and Insurance
  Companies.....................................     20

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                               ABN AMRO BANK N.V.

                                  $30,000,000

                     12.75% REVERSE EXCHANGEABLE SECURITIES
                              DUE OCTOBER 17, 2002
                                   LINKED TO
                                COMMON STOCK OF
                                 CITIGROUP INC.

                               PRICING SUPPLEMENT
        (TO PROSPECTUS DATED NOVEMBER 22, 2000 AND PROSPECTUS SUPPLEMENT
                            DATED NOVEMBER 27, 2000)

                       ABN AMRO FINANCIAL SERVICES, INC.

                             ABN AMRO INCORPORATED
                      FIRST INSTITUTIONAL SECURITIES, LLC
                          FIRST UNION SECURITIES, INC.
                         H & R BLOCK FINANCIAL ADVISORS
                         LADENBURG THALMANN & CO., INC.

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